EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE December 14, 2006	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT NINE-MONTH AND

THIRD QUARTER RESULTS FOR FISCAL 2007

ALBUQUERQUE, NEW MEXICO, December 14, 2006 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported net sales increased 18.0 % to $21.745 million for the nine-months ended October 31, 2006, compared to net sales of $18.432 million for the same nine-month period in the prior fiscal year. Earnings per share, net income, for the nine-month period ended October 31, 2006 was $0.081 per basic and diluted share, compared to $0.108 per basic and diluted share for the nine-months ended October 31, 2005. The decrease in basic and diluted earnings per share is primarily the result of a non-operating gain of $206,000 reported in the nine-month period of fiscal year 2006.

Net sales for the third quarter period of fiscal 2007, increased 17.1% to $6.852 million compared to $5.853 million for the third quarter period ended October 31, 2005. Earnings per share, net loss, in the third quarter period ended October 31, 2006 was ($0.002) per basic and diluted share compared to earnings per share, net income, of $0.010 per basic and diluted share in the same period of the prior year.

Michael L. Bowlin, Chairman, President and Chief Executive Office stated, “We entered into a purchase agreement and letter of intent to sell two of our underperforming locations and expect the sale of both to close before fiscal year-end. We will continue to maintain our focus on operational improvements which includes volume buying for improved margins and maintaining our supervisory support programs.”

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Bowlin Travel Centers Report Nine-Month and Third Quarter Results for Fiscal 2007
December 14, 2006

The Company operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The Company's current operations are located in the Southwestern United States.

Visit our web sites at:	www.bowlintc.com	and	www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Nine-Month and Third Quarter Results for Fiscal 2007
December 14, 2006

The following tables outline the company's financial results for the
Third quarter of fiscal 2007

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)

Assets	October 31, 2006 (Unaudited)	January 31, 2006 (Audited)

Cash and cash equivalents	$2,064	$2,615

Other current assets	4,944	4,004

Total Current Assets	7,008	6,619

Property and equipment, net	10,468	10,554

Assets held for sale	1,915	1,987

Other assets	832	720

Total Assets	$20,223	$19,880

Liabilities and Shareholders’ Equity

Current liabilities	$2,203	$2,154

Long-term debt	4,249	4,250

Long-term debt of assets held for sale	528	549

Deferred income taxes	827	884

Total Liabilities	7,807	7,837

Shareholders’ equity	12,416	12,043

Total Liabilities and Shareholders’ Equity	$20,223	$19,880

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Bowlin Travel Centers Report Nine-Month and Third Quarter Results for Fiscal 2007
December 14, 2006

CONDENSED STATEMENTS OF INCOME

(Unaudited)
(in thousands, except share and per share data)

	THREE MONTHS ENDED OCTOBER 31,		NINE MONTHS ENDED OCTOBER 31,
	2006	2005	2006	2005

Net sales	$6,852	$5,853	$21,745	$18,432

Cost of goods sold	(4,728)	(3,864)	(14,714)	(11,697)

General and administrative expenses	(1,878)	(1,724)	(5,614)	(5,400)

Depreciation and amortization	(195)	(188)	(575)	(565)

Income from operations	51	77	842	770

Interest expense	(89)	(86)	(264)	(243)

Other non-operating income, net	100	134	255	454

Income from continuing operations before income taxes	62	125	833	981

Income tax expense	(34)	(55)	(336)	(387)

Income from continuing operations	28	70	497	594

Income from discontinued operations	(35)	(26)	(124)	(99)

Net income (loss)	$(7)	$44	$373	$495

Earnings (loss) per share:

Basic and diluted; continuing operations	$0.006	$0.015	$0.108	$0.130

Basic and diluted; discontinued operations	($ 0.008)	($ 0.005)	($ 0.027)	($ 0.022)

Basic and diluted; net income	($ 0.002)	$0.010	$0.081	$0.108

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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